                                                                   EXHIBIT 23.3

The Board of Directors
Forum Group, Inc.:

We consent to the use of our report included herein dated September 3, 1997, with respect to the combined balance sheets of Forum Group, Inc. and subsidiaries as partitioned for sale to Host Marriott Corporation as of March 31, 1996 and 1995, and the related combined statements of operations, and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Indianapolis, Indiana

November 6, 1998